meetme

SKOUT

MeetMe to Acquire Skout

June 27, 2016

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this presentation are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the expected completion of the acquisition, the time frame in which this will occur, the expected benefits to the MeetMe and Skout apps and the combined company from completing the acquisition, the expected financial and operating performance of MeetMe following completion of the acquisition, the expected synergies from the combined company, and the intention to accelerate the monetization of MeetMe's international audience after the acquisition. All statements other than statements of historical facts contained herein are forward-looking statements. The words "believe," "may," "estimate," "continue," "anticipate," "intend," "should," "plan," "could," "target," "potential," "project," "is likely," "expect" and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about the proposed acquisition and future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include Skout shareholder approval of the proposed acquisition or that other conditions to the closing of the acquisition may not be satisfied, the potential impact on the business of MeetMe or Skout due to the announcement of the acquisition, the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement, the risk that the expected benefits and synergies of the acquisition are not achieved and general economic conditions. Further information on our risk factors is contained in our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2015. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Regulation G – Non-GAAP Financial Measures

This presentation includes a discussion of Adjusted EBITDA from continuing operations which is a non-GAAP financial measure. For completed fiscal periods, reconciliations to the most directly comparable GAAP financial measures are provided in the Investors section of our corporate website, www.meetmecorp.com.

The Company defines Adjusted EBITDA as earnings (or loss) from continuing operations before interest expense, change in warrant liability, income taxes, depreciation and amortization, non-cash stockbased compensation, non-recurring acquisition and restructuring expenses, loss on cumulative foreign currency translation adjustment, gain on sale of asset, bad debt expense outside the normal range, and the goodwill impairment charges. The Company excludes stock based compensation because it is noncash in nature.

The Deal

MeetMe will acquire Skout in a transaction implying an enterprise value of $54.6 million, consisting of $28.5 million in cash and 5.37 million in common shares of MeetMe

Creates leading global platform for social discovery with 8.5 million mobile MAU [1] and 2.1 million mobile DAU [1]

Skout expected to contribute $7.5 million of Adjusted EBITDA in the first 12 months post-closing

Combination provides pathway to $100 million in revenue in 2018 with adjusted EBITDA margins approaching 45%

Expected to close in the fourth quarter of this calendar year

1. May 2016. Less than 5% overlap between apps.

A Shared Mission

A shared mission to create the

LARGEST GLOBAL SERVICE

for meeting and chatting with new people

meet me + SKOUT

Dramatically Increased Scale

8.5 million combined mobile MAU [1]

2.1 million combined mobile DAU [1]

57.2 million combined chats per day [2]

107,000 combined new mobile users per day [3]

1. May 2016. Less than 5% overlap between apps.
2. June 1– June 22, 2016 average
3. Average day in 2016

Who is SKOUT ?

Founded in 2007 and backed by Andreessen Horowitz

2015 revenue of $23.8 million

3.5 million mobile MAU [1]

28.0 million chats per day [2]

Spans over 100 countries and available in 23 languages

42,000 new registered users added each day [3]

1. May 2016 2. June 1 – June 22, 2016 average 3. Average day in 2016

Familiar Product

meetme

SKOUT



Women in Los Angeles, CA
Boost!
Suzan
I don't wanna work. Merp.
LIKE 12
COMMENT
Anton
29, Male
Morrisville, PA
Chat with me for a while!
What do you think is gonna happen in the softball game today?
I really hope we win!
Me too!
Type something...
CVS pharmacy
DROP BY
Meet People
Women near you
Local
Share something
Bands, 26
Rebecca
Hi
How are you?
Groovy. You?
2015 AUDI A7

Familiar Revenue Model


MeetMe (Q1 2016)
Mobile Banner Advertising 50%
Native Advertising 38%
4% Credits (Freemium)
3% Interstitials (Other Ad)
5% Subscriptions


Skout (Q1 2016)
Mobile Banner Advertising 77%
4% Credits (Freemium)
0% Interstitials (Other Ad)
3% Subscriptions
16% Native Advertising

Combined User Scale

	MeetMe	Skout	Combined	Increase
Mobile MAU [1]	5.0M	3.5M	8.5M	69%
Mobile DAU [1]	1.2M	0.9M	2.1M	73%
Chats Per Day [2]	29.2M	28.0M	57.2M	96%
New Users Per Day [3]	65K	42K	107K	65%

1. May 2016. Less than 5% user overlap between apps.
2. June 1 – June 22, 2016 average 3. Average day in 2016

Combined Financial Scale

Expected significant revenue scale with strong operating leverage

$100 MILLION
In revenue
(2018)

45% MARGIN
Adj. EBITDA margin
(2018)

EXPECTED BENEFITS OF ACQUISTION

Incremental Adjusted EBITDA of $7.5 million from Skout in first 12 months post-closing

Accretive to earnings per share in first 12 months post-closing

Pathway to $100 million in revenue in 2018

Adjusted EBITDA margins approaching 45% by 2018

Cross-Promotional Opportunity

Cross-promotional benefit and complementary audience

EXPECTED BENEFITS OF ACQUISTION

Data shows that users of social discovery apps use more than one app at the same time [1]

Less than 5% overlap provides meaningful cross-promotional opportunity

Increased scale and density enables stronger engagement and retention

Geographic mix complementary

1 App Annie cross-use data

Additional Opportunities

Complementary monetization and technology platforms drive leverage

EXPECTED BENEFITS OF ACQUISTION

Apply Skout's ad expertise to accelerate MeetMe's international monetization

Increased engagement through combined user density

Lower costs through shared technology

Larger scale amplifies positive impact of future product improvements

Transaction Overview

Structure:

- $28.5 million in cash, and
- 5.37 million shares of MeetMe common stock
- Expected to close in the fourth quarter of this calendar year

Source of Cash Consideration:

- The cash portion of the acquisition will be funded primarily from MeetMe's cash on hand and cash from operations, and potentially from other sources of financing available to MeetMe.

Projected Financial Impact:

- Based on a target closing of October 1, 2016, expect 2016 financial results of:

  Revenue between $70.5 million and $73.5 million and Adjusted EBITDA of between $26.0 million and $29.0 million.

- Skout expected to contribute $7.5 million of Adjusted EBITDA in the first 12 months post-closing
- Combination provides pathway to $100 million of revenue in 2018 with adjusted EBITDA margins approaching 45%